News Release
CONTACT:
Marli Quesinberry
Director of Investor Relations
(404) 407-1898
marliquesinberry@cousinsproperties.com

COUSINS PROPERTIES NAMES LARRY GELLERSTEDT
CHAIRMAN OF THE BOARD AND CEO

COLIN CONNOLLY ELECTED PRESIDENT AND CHIEF OPERATING OFFICER

ATLANTA — (July 28, 2017) — Cousins Properties Incorporated (NYSE: CUZ) announced today that its Board of Directors elected Larry Gellerstedt to the combined role of Chairman of the Board and Chief Executive Officer. The Board also elected Colin Connolly to the position of President and Chief Operating Officer. The current Chairman of the Board, Taylor Glover, will now serve as Lead Independent Director of the Board.

Mr. Gellerstedt joined Cousins in July 2005, and he has served as President and Chief Executive Officer since July 2009. "On behalf of the Board of Directors, I would like to recognize Larry for his unwavering commitment to the Company and his outstanding work leading Cousins through a very transformative era," said Taylor Glover. "The election of Larry to the role of Chairman is a testament to our confidence in his strategic leadership of the Company and to the strength of the accomplished leadership team he has assembled at Cousins. We look forward to his expanded role in providing oversight, direction, and leadership to the full Board."

Mr. Connolly joined Cousins in September 2011 and has served as Executive Vice President and Chief Operating Officer since July 2016. “Colin has proven himself as a strong leader in the Cousins organization, and he has played an essential role in designing and executing our most strategic transactions, including the recent merger with Parkway Properties," said Larry Gellerstedt. "Since joining the company, Colin’s creative deal-making capabilities and steady judgment have been key components in the Company’s efforts in implementing our long-term strategy and driving exceptional business performance. His promotion to President will increase his responsibility in the day-to-day leadership, and I look forward to continuing our strong partnership as we drive the next phase of growth for Cousins."

About Cousins Properties

Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class-A office towers located in high growth Sunbelt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing, and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets, and opportunistic investments. For more information, please visit www.cousinsproperties.com.